Exhibit 5.1

December 20, 2006

Intelligroup, Inc.
499 Thornall Street, 11th Floor
Edison, NJ 08837

Re:	Registration Statement on Form S-3 under the Securities Act of 1933, as amended

Dear Sir or Madam:

We have acted as special counsel to Intelligroup, Inc., a New Jersey corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 24,313,725 shares (the “Shares”) of the Company’s common stock pursuant to a Registration Statement on Form S-3 (the “Registration Statement”).  The Shares were issued pursuant to (i) a Common Stock Purchase Agreement, dated as of September 29, 2004, as amended March 21, 2005, by and among the Company, SB Asia Infrastructure Fund, L.P. (“SAIF”) and Venture Tech Assets Ltd. (“Venture Tech”), and (ii) a Common Stock Purchase Agreement, dated as of March 30, 2006, by and among the Company, SAIF and Venture Tech.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares.  We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.  We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Subject to the foregoing, it is our opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the provisions of the New Jersey Business Corporation Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

LOWENSTEIN SANDLER PC